EXHIBIT 99.2

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 6th day of December, 2006, by and among Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II L.P., Wynnefield Capital Management LLC, Wynnefield Capital Inc., Nelson Obus, Joshua Landes, North Star Partners, L.P., North Star Partners II, L.P., Circle T. Explorer Master Limited, NS Advisors, LLC, Andrew R. Jones, Ruff Fund Management LLC, Insight Investments, LP and Charles W. Ruff.

The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of the Common Stock of Cornell Companies, Inc. that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Wynnefield Partners Small Cap Value, L.P. By: Wynnefield Capital Management LLC, its General Partner By: /s/ Nelson Obus Nelson Obus, Co-Managing Member	Wynnefield Partners Small Cap Value, L.P. I By: Wynnefield Capital Management LLC, its General Partner By: /s/ Nelson Obus Nelson Obus, Co-Managing Member

Wynnefield Small Cap Value Offshore Fund, Ltd. By: Wynnefield Capital, Inc. By: /s/ Nelson Obus Nelson Obus, President	Wynnefield Capital Management, LLC By: /s/ Nelson Obus Nelson Obus, Co-Managing Member

Wynnefield Capital, Inc. By: /s/ Nelson Obus Nelson Obus, President	Channel Partnership II, L.P. By: /s/ Nelson Obus Nelson Obus, General Partner

/s/ Joshua H. Landes Joshua H. Landes	/s/ Nelson Obus Nelson Obus

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NORTH STAR PARTNERS, L.P. By; NS ADVISORS, LLC Its General Partner By: /s/ Andrew R. Jones Andrew R. Jones, Manager	NORTH STAR PARTNERS II, L.P. By: NS ADVISORS, LLC Its General Partner By: /s/ Andrew R. Jones Andrew R. Jones, Manager

CIRCLE T. EXPLORER MASTER LIMITED By: NS ADVISORS, LLC Its Portfolio Manager By: /s/ Andrew R. Jones Andrew R. Jones, Manager	NS ADVISORS, LLC By: /s/ Andrew R. Jones Andrew R. Jones, Manager

/s/ Andrew R. Jones Andrew R. Jones

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

INSIGHT INVESTMENTS, L.P. By; RUFF FUND MANAGEMENT LLC Its General Partner By: /s/ Charles W. Ruff Charles W. Ruff, Manager	RUFF FUND MANAGEMENT LLC By: /s/ Charles W. Ruff Charles W. Ruff, Manager

/s/ Charles W. Ruff Charles W. Ruff